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                                                                   Exhibit 10.11

Description of Director's Deferred Compensation Plan

Under the Director's Deferred Compensation Plan, directors who are not officers of Castle have the option to defer payments of the retainer and meeting fees in either a stock equivalent unit account or an interest account. Fees held in the interest account are credited with interest at the rate of six percent per year compounded annually. Fees deferred in the stock equivalent accounts are divided by Castle's common stock price on the 15th day after the meeting for which payment is made to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director's account on the record date of the dividend. Disbursement of the interest account and the stock equivalent unit account can be made only upon a director's resignation, retirement or death. If payment from the stock equivalent unit account is made in shares of Castle's common stock, it will be made as of the date of the request or termination event, whichever occurs last.